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                                                                      Exhibit 12

                           DRINKER BIDDLE & REATH LLP
                                One Logan Square
                             18th and Cherry Streets
                           Philadelphia, PA 19103-6996
                               Tel: (215) 988-2700
                               Fax: (215) 988-2757

                                September 5, 2006

Northern Funds
50 South LaSalle Street
Chicago, Illinois 60603

Ladies and Gentlemen:

          We have acted as counsel to the Florida Intermediate Tax-Exempt Fund (the "Transferor Fund") and the Intermediate Tax-Exempt Fund (the "Surviving
Fund) (collectively, the "Funds"), each a series of Northern Funds, a Delaware statutory trust (the "Trust"), in connection with the transfer of all of the assets and liabilities of the Transferor Fund to the Surviving Fund, followed by the distribution by the Transferor Fund to its shareholders of the Surviving Fund shares (collectively, the "Reorganization"), pursuant to the Plan of Reorganization, dated August 4, 2006, adopted by the Trust and the Funds (the "Plan"). You have asked for our opinion as to certain Federal income tax consequences of the Reorganization. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)

          For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

     (i) The Reorganization will be completed in the manner set forth in the Plan and in the Registration Statement on Form N-14 of the Trust, to which this opinion is filed as an exhibit (the "Registration Statement"), including the combined Proxy Statement/Prospectus of the Trust and the Funds contained therein (the "Proxy-Prospectus").

     (ii) The representations contained in the letter of representations from the Trust to us dated as of this date are true and complete.

     (iii) The Surviving Fund will qualify as a "regulated investment company" under section 851 of the Internal Revenue Code of 1986, as amended (the "Code") for the current taxable year.

     On the basis of the foregoing, it is our opinion that:

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Northern Funds
September 5, 2006
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(1)  the Reorganization will constitute a "reorganization" within the meaning of section 368(a) of the Code, and each Fund will be a "party to a reorganization" within the meaning of section 368(b) of the Code;

(2) the Transferor Fund will recognize no gain or loss (a) upon the transfer of its assets to the Surviving Fund in exchange for Surviving Fund shares and the assumption of the liabilities of the Transferor Fund, or (b) upon the distribution of those shares to the shareholders of the Transferor Fund;

(3) the Surviving Fund will recognize no gain or loss upon the receipt of the assets of the Transferor Fund in exchange for shares of the Surviving Fund and the assumption of the liabilities of the Transferor Fund;

(4) the tax basis in the hands of the Surviving Fund of each asset of the Transferor Fund transferred to the Surviving Fund in the Reorganization will be the same as the basis of that asset in the hands of the Transferor Fund immediately before the transfer;

(5) the holding period in the hands of the Surviving Fund of each asset of the Transferor Fund transferred to the Surviving Fund in the Reorganization will include the period during which that asset was held by the Transferor Fund;

(6) the shareholders of the Transferor Fund will recognize no gain or loss upon their receipt of shares of the Surviving Fund;

(7) the aggregate tax basis of the Surviving Fund shares received by each shareholder of the Transferor Fund will equal the aggregate tax basis of the Transferor Fund shares surrendered by that shareholder in the Reorganization;

(8) the holding periods of the Surviving Fund shares received by each Transferor Fund shareholder will include the holding periods of the Transferor Fund shares surrendered by that shareholder in the Reorganization, provided that the Transferor Fund shares are held by that shareholder as capital assets on the date of the Reorganization; and

(9) the Surviving Fund will succeed to and take into account the tax attributes of the Transferor Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

          This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions

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Northern Funds
September 5, 2006
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may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of such opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "INFORMATION ABOUT THE REORGANIZATION - Federal Income Tax Consequences" in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                        Very truly yours,


                                        /s/ Drinker Biddle & Reath LLP

                                        DRINKER BIDDLE & REATH LLP